EXHIBIT 2.3
Fixed Assets Purchase Agreement
(Party A: Seller): Secuary Liquidation Team
(Responsible Person):
(Party B: Purchaser): RAE KLH Technologies (Beijing) Company Limited.
(Responsible Person): Mr. Robert I Chen
1: (Agreed Party1: Infotech)
(Responsible Person):
2: (Agreed Party2: Aegison China)
(Responsible Person):
3: (Agreed Party3: Mr. Lu Bin)
(ID Number):
     Party A now wishes to transfer Securay Fixed Assets (FA) to Party B. Party B also recognizes the FA transfer stated hereby in this agreement. Infotech, Aegison China and Mr. Lu Bin, as investing party of Securay, also fully realize the FA transaction indicated herein this agreement and agrees all the terms listed in this agreement between Party A and Party B. Infotech, Aegison China and Mr. Lu Bin would also serve as an agreed party to abandon all rights to any negotiations may have with Party A for such transaction stated herein.
     Both parties agree to reach all the terms listed below for FA purchase:
FA Purchase Pricing, payment and related transactions:
     1. Party A would like to transfer all of factory which the original value is RMB¥1,412,490 to Party B with the total value of RMB¥1,500,000.
     2. Party A would like to transfer all of 3 Vehicles which the net value is RMB¥413,708.31 to Party B with the total value of RMB¥415,000.
     3. Party A would like to transfer all of Office Equipments which the net value is RMB¥309,723.39 to Party B with the total value of RMB¥310,000.

     4. The total value of all transferred FA is RMB¥2,225,000. Within XX days upon the agreement signed by both parties, Party B should pay RMB¥2,225,000 as a one time payment to Party A.
     Please refer to Appendix 1 for the transferred FA.
     For any FA owned by Party A to be sold to Party B, Party A guarantees the absolute and complete right to dispose, and Party A also guarantees all FA sold to Party B should be free of any pledge, or recourse from third party upon the FA sold. Party A should bear any economic consequence and legal responsibility.
Responsibilities of Breach of contract:
     1. Upon the effectiveness of the FA transfer agreement, both parties should execute all obligations stated herein the agreement and fully comply with all terms and conditions.
     2. Any reason from Party A to fail the FA sale, Party A should pay 2% of the transferred amount as default penalty to Party B.
     3. Any reason from Party B to delay the payment to Party A, Party B should pay 2% of the transferred amount as default penalty to Party A.
Revision or relinquishment of FA transfer agreement:
     Any revision or relinquishment of the FA transfer agreement needs to be recognized by both parties.
Dispute Resolution:
     Any dispute arisen from the share transfer agreement needs to be negotiated by both parties with friendly intention. Any unresolved dispute may appeal to arbitration committee for final resolution upon agreement by both parties.
     This FA Purchase agreement is valid and effective upon both parties’ signatures and chops with 5 copies.
     Chinese is the valid language for interpretation if there is any discrepancy.
(Party A: Seller): Secuary Liquidation Team
(Responsible Person):
(Party B: Purchaser): RAE KLH Technologies (Beijing) Company Limited.
(Responsible Person): Mr. Robert I Chen
1: (Agreed Party1: Infotech)

(Responsible Person):
2: (Agreed Party2: Aegison China)
(Responsible Person):
3: (Agreed Party3: Mr. Lu Bin)
(ID Number):

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